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                                                                   EXHIBIT 10.20

                           ALLIANCE PARTNER AGREEMENT
                                     BETWEEN
                    GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
                                       AND
                               TELINKS CANADA LTD.
                         ------------------------------

Between:


Guardian Technologies International Inc.
21531 Ridgetop Circle, Suite 300
Dulles, Virginia 20166
USA

- AND -


Telinks Canada Ltd.
3250 Ridgeway Drive
Suite 17
Mississauga, Ontario
L5L 5Y6 Canada


This agreement sets forth the mutual intent of Guardian Technologies International Inc. ("GDTI") and Telinks Canada Ltd. ("Telinks") with respect to a Alliance Partner Agreement to jointly provide a broad range of Intelligent System Solutions and Services to the existing and future customers of Telinks and Telinks' affiliated companies.

Morever, that the parties covered by this agreement will jointly develop a comprehensive presentation to be made by each party to its customers and potential customers which defines the complete array of intelligent solutions to be offered by each party under this Alliance Partner Agreement.

It is understood that the final pricing of the Intelligent System Solutions and Services, as well as any revenue sharing formulas which may or may not be adopted by each of the parties will be a customer requirments and needs basis. Telinks will provide a minimum guarantee of (US)$2,000,000 revenue to GDTI for their intelligent systems solutions and services. The term of the guarantee commences on the effective date of this Agreement.

This contract, effective as of September 17, 2003, sets out the objectives of the parties for a period of one year.



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A.   GDTI COMMITMENTS:

1. GDTI will establish a strategic relationship with Telinks aimed at jointly providing Intelligent System Solutions and Services products to the customers of Telinks as well as to new customers arising from Telinks complete voice and data solutions worldwide.

2. GDTI will permit Telinks to publicize and promote this relationship, provided all materials are first reviewed and approved by GDTI.

3. GDTI will promote the services/products of Telinks to its field sales organization.

4. The Alliance Partner initiatives will include, but not be limited to, GDTI and Telinks developing, designing and implementing Intelligent System Solutions and Services for Telinks' customers.

5. Telinks retains the right to sell and market the GDTI Intelligent System Solutions and Services covered under this contract at a price that Telinks deems appropriate for the complete voice and data solutions market. This total price shall not be less than the actual GDTI costs to develop and deliver same for each project.

     GDTIwill provide Telinks with a right of first refusal on opportunities deemed not to be within the scope of each company's core service offering, which, if not accepted by Telinks, may then be offered to other solutions providers on no more favourable terms.

B.   TELINKS COMMITMENTS IN THE AGREEMENT:

1. Telinks will include GDTI in its "data solutions" offering and will work with GDTI to increase awareness and exposure of GDTI's Intelligent System Solutions and Services within Telinks' field sales organization.

2. Telinks will permit GDTI to publicize and promote this relationship provided all materials are first reviewed and approved by Telinks.

3. Telinks' name will be included in any formalized partner programs currently promoted by GDTI.

4. The Alliance Partner Agreement initiatives will include, but not be limited to; Telinks developing, designing and implementing Intelligent System Solutions and Services for its customers.

5. Telinks agrees that it will provide adequate time and personnel to attend GDTI's Intelligent System Solutions and Service training should it be required. The initial training will be done at GDTI's corporate office. The travel and lodging expenses are to be paid by Telinks.

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6.   Following the signing of this Agreement and until the expiry of the Initial
     Period as hereinafter defined), Telinks agrees that GDTI will be the only Intelligent System Solutions and Services company that Telinks will partner with to proactively market and sell its products/services.

C.   MUTUAL COMMITMENTS IN THE AGREEMENT:

Telinks and GDTI will designate a relationship/program manager to manage the Alliance Partner Agreement and to perform duties; including assisting in the execution of marketing and sales activities, identifying and escalating relationship and operations issues, and acting as the contact point for the relationship on an ongoing basis.

1. After the execution of the Agreement, each party will link the other party's website.

2. Telinks and GDTI will implement programs to support and promote cooperative field relationships.

3. Neither party will act as a reseller, agent or representative of the other, unless both parties have agreed, in writing, to do so.

4. The initial term of the Agreement will be for one year with automatic 2 year renewal unless either party has given notice of an intention to terminate the Agreement not less than 60 days prior to the expiry date. Notwithstanding such termination, products or services already committed to customers, in contract or proposal form, will be honoured.

5. Each party grants the right to use the other company's name, background information, company profile and any additional information for marketing and/or internal purposes.

D.   BINDING COMMITMENTS:

1. Contemporaneously with the execution of this contract, Telinks and GDTI will execute a mutual Non-Disclosure Agreement in the form attached as Schedule A hereto.

2. From the date of the signing of this contract until the end of a period of twelve (12) months following the end of the term (or any renewal) of the Agreement, neither party shall solicit for employment or employ any of the other party's employees, unless the existing employer gave prior written consent. For the purposes of this obligation, ""employee"" means any person who is an employee of such party or any affiliate at the relevant time or a person who has been an employee of such party or any affiliate at any time in the months prior to such solicitation or employment.

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3.   This Alliance Partner Agreement shall be governed by the laws of the State of Virginia applicable therein.

INTELLECTUAL PROPERTY RIGHTS:

Unless expressly permitted, neither party shall have the right to copy, modify, sell, license, rent, distribute, or decompile the products or materials of the other party. Each party agrees to use reasonable efforts to protect the proprietary rights and to cooperate in efforts to protect the proprietary rights of the other party.






     Telinks Canada Ltd.

     By: /S/ STEPHEN MENEZES
         -------------------

     Title:  President

     Date: September 18, 2003



     Guardian Technologies International, Inc.

     By: /S/ R.A. DISHAW, PRESIDENT
         --------------------------

     Title:  President

     Date: September 17, 2003




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